Exhibit 99.1

Investor Relations Contact:

James E. Brenn, Senior VP and Chief Financial Officer

(414) 259-5855

BRIGGS & STRATTON CORPORATION REPORTS RESULTS FOR THE FOURTH QUARTER AND TWELVE MONTHS OF FISCAL 2007 AND RECOGNIZES IMPAIRMENT RELATED TO PLANT RATIONALIZATION

MILWAUKEE, WI August 9, 2007/PR Newswire/-Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton today announced fiscal 2007 fourth quarter consolidated net sales of $678.9 million and consolidated net income of $16.3 million or $.32 per diluted share, that included a $7.9 million pretax ($4.8 million after tax or $0.09 per diluted share) write-down of assets associated with a plan to close its Port Washington, Wisconsin manufacturing facility by October, 2008. The fourth quarter of fiscal 2006 had consolidated net sales of $656.0 million and consolidated net income of $15.8 million, or $.31 per diluted share. The consolidated net sales increase of $22.9 million or 3.5% was due to a $77.6 million or 20% increase in the Engines Segment’s net sales offset by a $56.2 million or 17% decrease in the Power Products Segment’s net sales. Fourth quarter consolidated net income, excluding the write-down of assets, improved by over $5 million as compared to the prior year. The improvement is attributed to increased engine unit shipments offset by lower shipments of generator units and reduced fixed cost absorption due to lower production volumes.

For fiscal 2007, the Company had consolidated net sales of $2.16 billion and consolidated net income of $0.1 million or $0 per diluted share. For fiscal 2006, consolidated net sales were $2.54 billion, and consolidated net income was $102.3 million or $1.98 per diluted share. The $385.0 million or 15% decrease in consolidated net sales was due to reduced shipments of portable generators, decreases in engine unit shipments and reduced shipments of lawn and garden equipment caused primarily by unfavorable market conditions during the year. Fiscal 2007 consolidated net income decreased $102.2 million from the previous year. The fiscal 2007 net income included $26.2 million, after taxes, related to write-downs of assets associated with the announced rationalization of two manufacturing plants. In addition, net income decreased due to lower sales and production volumes in the Engines Segment and an unfavorable mix to smaller displacement, lower priced engines. Net income also decreased due to lower portable generator sales and production volumes as a result of fewer landed hurricanes in fiscal 2007 compared to fiscal 2006. These lower sales and production volumes were partially offset by reduced spending for engineering, selling and administrative expenses.

Engines:

Fiscal 2007 fourth quarter net sales were $462.4 million versus $384.8 million for the same period a year ago, an increase of $77.6 million or 20%. The increase in net sales was primarily the result of a 27% increase in engine unit shipments compared to the same period a year ago. We believe a portion of this increase was caused by timing of shipments to lawn and garden OEMs moving from our 2007 third fiscal quarter to our fourth fiscal quarter. Fiscal 2007 third quarter unit shipments had decreased 14% compared to the third quarter of fiscal 2006. This shift in the timing of engine shipments was the result of lawn and garden OEMs producing to retail demand and closely monitoring inventory levels in relation to that demand.

Net sales for fiscal 2007 were $1.45 billion versus $1.65 billion in the prior year, a decrease of $201.2 million or 12%. The primary reason for the decrease is due to a 66% reduction of engine shipments for portable generators caused by a lack of events, such as hurricanes, that cause power outages. The remainder of the decrease is due to lower demand for engine powered lawn and garden equipment in the U.S. along with a smaller market share in Europe. Unfavorable weather conditions and various economic factors contributed to difficult market conditions for lawn and garden products. Pricing improvements and the impact of favorable Euro exchange rates in fiscal 2007 were almost entirely offset by an unfavorable mix shift to smaller displacement, lower priced engines.

Income from operations for the fourth quarter of fiscal 2007 was $20.7 million, up $4.2 million from $16.5 million during the same period in the prior year. The favorable impact from the increase in engine unit shipments was offset by the unfavorable mix shift discussed above, reduced fixed cost absorption of approximately $12.0 million as a result of reducing units produced by 22%, increased raw material costs and increased spending related to our engine plant in Ostrava, Czech Republic which opened in December 2006. In addition, fiscal 2006 included gains of $6.1 million associated with certain asset sales that were not recurring in fiscal 2007. Engineering, selling and administrative expenses were lower than the prior year by $11.3 million, primarily due to planned reductions in these costs including reduced salaries and benefits, and lower legal and professional fees between years.

Income from operations for fiscal 2007 was $15.5 million, down $134.3 million from $149.8 million in fiscal 2006. Approximately $33.9 million of the decline is attributable to expense incurred with the write-down of assets primarily associated with the rationalization of a major operating plant in the United States. The balance of the reduction resulted primarily from lower sales and production volumes, and increased costs for raw materials. Lower unit sales negatively impacted fiscal 2007 income from operations by approximately $70.0 million. Pricing improvements and the impact of favorable Euro exchange rates in fiscal 2007 were almost entirely offset by an unfavorable mix shift to smaller displacement, lower priced engines. Raw material cost increases primarily related to aluminum, steel, and zinc also negatively impacted operating earnings. Engine production volumes decreased 18.9% in fiscal 2007 compared to fiscal 2006 reducing fixed cost absorption by approximately $45.0 million. In addition, fiscal 2006 included gains of approximately $12.2 million associated with certain asset sales that were not recurring in fiscal 2007. Engineering, selling and administrative expenses were lower by $40.0 million in fiscal 2007, primarily due to planned reductions in these costs as described above.

Power Products:

Fiscal 2007 fourth quarter net sales were $284.3 million versus $340.5 million from the same period a year ago, a decrease of $56.2 million. Approximately $16.0 million of the decrease was the result of the anticipated reduction of Murray branded lawn and garden product sold to retailers. The remainder of the net sales decrease was due to a 70% reduction of portable generator unit shipments because of lower pre-hurricane season generator sales both at wholesale and retail, given the lack of hurricane activity over the past 12 months. These sales decreases were partially offset by a 94% increase in pressure washer units shipped in the fourth quarter of 2007 compared to the same period in the prior year resulting from strong consumer demand during the spring selling season.

Net sales for fiscal 2007 were $890.4 million versus $1.19 billion in the prior year, a $295.6 million decrease. Approximately $113.0 million of the decrease was the result of the anticipated reduction of Murray branded lawn and garden product sold to retailers. The remainder of the net sales decrease was due to a 58% reduction of portable generator unit shipments because of no landed hurricane activity in fiscal 2007 and lower pre-hurricane season sales. These sales decreases were partially offset by an increase in pressure washer unit shipments compared to the same period in the prior year and the new introduction of air compressor and home standby generator products.

Income from operations was $1.6 million in the fourth quarter of fiscal 2007, a decrease of $7.8 million from the same period a year ago. Approximately $7.9 million of the decrease is related to the write-down of assets associated with a plan to close the Port Washington manufacturing facility by October 2008. Higher sales and production volumes of pressure washers, along with the fact that fiscal 2006 included expenses associated with the liquidation of assets acquired from Murray, Inc. that were not recurring in fiscal 2007, improved income from operations, but were offset by lower unit sales and production volumes of portable generators. Engineering, selling and administrative expenses decreased approximately $0.6 million from the previous year due to planned reductions.

Income from operations for fiscal 2007 was $6.4 million, a decrease of $23.2 million from the same period a year ago. Approximately $7.9 million of the decrease is related to the write-down of assets associated with a plan to close the Port Washington manufacturing facility by October 2008. Significantly lower unit sales and production volumes of portable generators were primarily responsible for the remainder of the decrease. The fiscal 2006 expenses associated with the liquidation of assets acquired from Murray, Inc. that were not recurring in fiscal 2007, the benefit from higher sales and production volumes of pressure washers and engineering, selling and administrative expenses that decreased approximately $8.1 million from the previous year due to planned reductions partially offset a portion of the generator impact.

General:

Fourth quarter 2007 other income increased $1.2 million over the same period in the prior year, but the full fiscal year decreased $3.7 million from the prior year. The decrease in other income for the full fiscal year is due to the timing of certain dividends received as well as changes in the Company’s portion of earnings at its joint venture investments. The effective tax rate is -4.7% for the fourth quarter and 102.0% for fiscal 2007 versus the prior year’s fourth quarter and full year rates of 30.6% and 32.8%, respectively. The effective tax rates result primarily from our ability to tax benefit financial expenses including state taxes, to exclude from taxable income a portion of the distributions received from investments and the benefit from the research credit and the production activities deduction.

During the fourth quarter, the Company did not repurchase any outstanding common shares. During the fourth quarter of fiscal 2006, the company initiated repurchases of $8.4 million. The Company has repurchased a total of $48.2 million of the $120 million share repurchase program authorized by the board of directors in fiscal 2007. The timing and amount of future share repurchases will be dependent upon certain governing loan covenants.

Revolving Credit Facility Extended:

At the end of fiscal 2007, the Company had no borrowings outstanding under its $350 million revolving credit facility that was to expire in May 2009. On July 12, 2007, the Company entered into a $500 million amended and restated multicurrency credit agreement. The Amended Credit Agreement (“Revolver”) provides a revolving credit facility for up to $500 million in revolving loans, including up to $25 million in swing-line loans. The Company will use proceeds of the Revolver to, among other things; pay off amounts outstanding under the Company’s Term Loan Agreement dated February 11, 2005 with various financial institutions. The Revolver has a term of five years and all outstanding borrowings on the Revolver will be due and payable on July 12, 2012. The Revolver contains covenants that the Company considers usual and customary for an agreement of this type, including a Maximum Total Leverage Ratio and Minimum Interest Coverage Ratio, but does not contain a Minimum Net Worth Covenant. Certain of the Company’s subsidiaries are required to be guarantors of the Company’s obligations under the Revolver. At any time during the term of the Revolver, the Company may, so long as no event of default has occurred and is continuing and certain other conditions are satisfied, elect to increase the maximum amount available under the Revolver from $500 million by up to an amount not to exceed $250 million through, at the Company’s election, increases of commitments by existing lenders and/or the addition of new lenders.

Outlook:

For fiscal 2008, the Company projects that net income will be in the range of $60 to $70 million or $1.18 to $1.38 per diluted share. The estimate is based on the assumption that consolidated net sales will grow 9% to 10% between years primarily due to volume in the Engines Segment. The estimate assumes that there will be no hurricane activity in fiscal 2008. Operating income margins are projected to be in the range of 5.1% to 5.7%, and interest expense and other income are forecasted at $44 million and $11 million, respectively. The effective tax rate for the full year is projected to be 30% to 32%.

The Company will host a conference call today at 10:00 AM (EDT) to review this information. A live web cast of the conference call will be available on our corporate website: http://www.briggsandstratton.com/shareholders. Also available is a dial-in number to access the call real-time at (866) 814-1912. A replay will be offered beginning approximately two hours after the call ends and will be available for one week. Dial (888) 266-2081 to access the replay. The pass code will be 1115508.

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “objective”, “plan”, “project”, “seek”, “think”, “will”, and similar expressions are intended to identify forward-looking statements. The forward-looking statements are based on the Company’s current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products and appropriately adjust our manufacturing and inventory levels; changes in our operating expenses; changes in interest rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; the seasonal nature of our business; changes in laws and regulations, including environmental, tax, pension funding and accounting standards; work stoppages or other consequences of any deterioration in our employee relations; work stoppages by other unions that affect the ability of suppliers or customers to manufacture; acts of war or terrorism that may disrupt our business operations or those of our customers and suppliers; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic economic conditions, including housing starts and changes in consumer disposable income; changes in foreign economic conditions, including currency rate fluctuations; the actions of customers of our OEM customers; the ability to bring new productive capacity on line efficiently and with good quality; the ability to successfully realize the maximum market value of assets that may require disposal if products or production methods change; new facts that come to light in the future course of litigation proceedings which could affect our assessment of those matters; and other factors that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company’s Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Some or all of the factors may be beyond our control. We caution you that any forward-looking statement reflects only our belief at the time the statement is made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made.

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings for the Fiscal Periods Ended June

(In Thousands, except per share data)

(Unaudited)

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
NET SALES	$678,872	$655,955	$2,157,233	$2,542,171
COST OF GOODS SOLD	580,771	543,864	1,827,013	2,050,487
IMPAIRMENT CHARGE	7,907	—	43,088	—

Gross Profit on Sales	90,194	112,091	287,132	491,684
ENGINEERING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	70,133	83,976	265,596	315,718

Income from Operations	20,061	28,115	21,536	175,966
INTEREST EXPENSE	(10,137)	(9,865)	(43,691)	(42,091)
OTHER INCOME, Net	5,660	4,496	14,836	18,491

Income (Loss) before Provision (Credit) for Income Taxes	15,584	22,746	(7,319)	152,366
PROVISION (CREDIT) FOR INCOME TAXES	(740)	6,953	(7,465)	50,020

Net Income	$16,324	$15,793	$146	$102,346

Average Shares Outstanding	50,607	51,353	49,715	51,479

BASIC EARNINGS PER SHARE	$0.32	$0.31	$0.00	$1.99

Diluted Average Shares Outstanding	50,816	51,417	49,827	51,594

DILUTED EARNINGS PER SHARE	$0.32	$0.31	$0.00	$1.98

Segment Information

(In Thousands)

(Unaudited)

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
NET SALES:
Engines	$462,370	$384,790	$1,447,051	$1,648,224
Power Products	284,324	340,539	890,376	1,186,025
Inter-Segment Eliminations	(67,822)	(69,374)	(180,194)	(292,078)

Total *	$678,872	$655,955	$2,157,233	$2,542,171

* Includes sales originating in foreign countries of	$48,399	$43,099	$196,762	$189,161

GROSS PROFIT ON SALES:
Engines	$73,208	$80,132	$208,444	$381,932
Power Products	21,013	29,715	80,759	113,166
Inter-Segment Eliminations	(4,027)	2,244	(2,071)	(3,414)

Total	$90,194	$112,091	$287,132	$491,684

INCOME FROM OPERATIONS:
Engines	$20,694	$16,485	$15,493	$149,760
Power Products	1,638	9,386	6,358	29,620
Inter-Segment Eliminations	(2,271)	2,244	(315)	(3,414)

Total	$20,061	$28,115	$21,536	$175,966

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets as of the End of Fiscal June

(In Thousands)

(Unaudited)

	2007	2006
CURRENT ASSETS:
Cash and Cash Equivalents	$29,469	$95,091
Accounts Receivable, Net	327,475	273,502
Inventories	552,782	562,015
Deferred Income Tax Asset	55,520	58,024
Other	30,547	43,020

Total Current Assets	995,793	1,031,652

OTHER ASSETS:
Goodwill	250,107	251,885
Investments	47,326	48,917
Prepaid Pension	103,247	75,789
Deferred Loan Costs, Net	3,135	4,308
Other Intangible Assets, Net	92,556	94,596
Other Long-Term Assets, Net	6,686	6,765

Total Other Assets	503,057	482,260

PLANT AND EQUIPMENT:
At Cost	1,006,402	1,008,164
Less—Accumulated Depreciation	618,084	577,876

Plant and Equipment, Net	388,318	430,288

	$1,887,168	$1,944,200

CURRENT LIABILITIES:
Accounts Payable	$179,476	$161,291
Short-Term Borrowings	3,000	3,474
Current Maturity on Long-Term Debt	116,139	—
Accrued Liabilities	170,555	157,703

Total Current Liabilities	469,170	322,468

OTHER LIABILITIES:
Deferred Income Tax Liability	37,300	102,862
Accrued Pension Cost	39,438	25,587
Accrued Employee Benefits	20,072	16,267
Accrued Postretirement Health Care Obligation	186,868	84,136
Other Long-Term Liabilities	20,357	22,350
Long-Term Debt	267,909	383,324

Total Other Liabilities	571,944	634,526

SHAREHOLDERS' INVESTMENT:
Common Stock and Additional Paid-in Capital	73,728	65,705
Retained Earnings	1,042,673	1,086,397
Accumulated Other Comprehensive Income (Loss)	(56,510)	4,960
Treasury Stock, at Cost	(213,837)	(169,856)

Total Shareholders' Investment	846,054	987,206

	$1,887,168	$1,944,200

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$146	$102,346
Depreciation and Amortization	74,314	77,234
Stock Compensation Expense	8,484	9,999
Impairment Items	43,088	—
(Gain) Loss on Disposition of Plant and Equipment	2,939	(11,139)
Provision for Deferred Income Taxes	(21,513)	(10,438)
(Increase) Decrease in Accounts Receivable	(53,972)	87,284
(Increase) Decrease in Inventories	7,732	(92,350)
(Increase) Decrease in Other Current Assets	11,558	(12,302)
Increase (Decrease) in Accounts Payable and Accrued Liabilities	16,532	(7,695)
Other, Net	(1,355)	11,669

Net Cash Provided by Operating Activities	87,953	154,608
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to Plant and Equipment	(68,000)	(69,518)
Proceeds Received on Disposition of Plant and Equipment	599	11,518
Investment in Joint Venture	—	(900)
Refund of Cash Paid for Acquisition	—	6,347
Loan Receivable	—	(2,500)

Net Cash Used in Investing Activities	(67,401)	(55,053)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net Payments on Loans and Notes Payable	(473)	(100,794)
Dividends	(43,984)	(45,279)
Stock Option Exercise Proceeds and Tax Benefits	3,694	12,457
Treasury Stock Purchases	(48,232)	(34,919)

Net Cash Used in Financing Activities	(88,995)	(168,535)
EFFECT OF EXCHANGE RATE CHANGES	2,821	2,498

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(65,622)	$(66,482)

CASH AND CASH EQUIVALENTS, Beginning	$95,091	$161,573

CASH AND CASH EQUIVALENTS, Ending	$29,469	$95,091